UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2012

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Jeffrey Wasserman as Director

On May 30, 2012, Jeffrey Wasserman resigned from his position as a member of the Board of Directors (the “Board”) of Grandparents.com, Inc. (the “Company”), effective immediately. Mr. Wasserman’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Wasserman will remain with the Company as Assistant Secretary.

Election of Lee Lazarus as Director

On May 30, 2012, the Board elected Lee Lazarus to the Board as a director. There are no arrangements or understandings between Mr. Lazarus and any other persons pursuant to which he was selected as a director. Additionally, there are no transactions involving the Company and Mr. Lazarus that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Mr. Lazarus will receive compensation in accordance with the Company’s existing compensation arrangements for non-employee directors, which are described under the caption “Executive Compensation – Compensation of Current Directors” in the Company’s definitive information statement on Schedule 14C filed with the Securities and Exchange Commission on April 17, 2012. In connection with his election to the Board as a director, Mr. Lazarus was granted a non-qualified stock option to purchase 70,000 shares of the Company’s common stock at an exercise price of $.60 per share, of which one-third (1/3) of such shares shall become vested and exercisable upon the one year anniversary of the date of grant and the remaining two-thirds (2/3) of such shares shall become vested and exercisable in eight (8) equal quarterly installments thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 4, 2012	GRANDPARENTS.COM, INC.

	By:	/s/ Joseph Bernstein
Joseph Bernstein
Co-Chief Executive Officer, Chief Financial Officer and Treasurer

2